Exhibit 99.2

Trans World Entertainment’s Q4 and Annual 2016 Results - Earnings Call Transcript

March 16, 2017 10:00 AM ET

Operator

Greetings and welcome to the Trans World Entertainment Corporation Fourth Quarter and Annual 2016 Results Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to Michael Feurer, Chief Executive Officer. Thank you. Please go ahead.

Michael Feurer

Thank you, Brenda. Good morning. Thank you for joining us as we discuss our fourth quarter and annual results. On the call with me today are John Anderson, our Chief Financial Officer; and Scott Hoffman, our Chief Merchandising Officer.

Before I begin, I would like to comment on the passing of Bob Higgins. All of us at Trans World were deeply saddened by his passing, serving as its relentless champion, Bob was proud of Trans World Entertainment and all of its associates. His never ending drive to excellence, determination and commitment to our Company are the standard that will inspire and stay with us as we honor the legacy he created over the last 45 years. We will miss him greatly.

Before John reviews our financial results, I’d like to provide highlights from this past year. During the year, we completed the acquisition of etailz, an innovative and leading high growth digital marketplace retailer. Our results demonstrate the importance, benefit and potential of our acquisition of etailz. Trans World sales growth is directly attributable to the diversification of our business into the fastest growing segment of retail, the digital marketplace.

With etailz contributing a quarter of our sales and trending upward, our business is correctly positioned for growth. In addition, we greatly improved our digital and marketing capabilities through the acquisition of key talent. We engaged dynamic alliances and collaborations required to unlock the potential of Trans World Entertainment.

In our FYE segment, we created a new store model, which coupled with our digital initiatives has elevated the brand and customer experience. We experienced double-digit growth in our lifestyle categories, which contributed 43% of our sales in 2016 versus 33% in 2015. However, we were impacted by the acceleration of negative mall traffic and the ongoing disruption in our heritage media categories. These headwinds will continue to impact our brick and mortar business in 2017 and as such we will continue to evaluate and rebalance our store portfolio.

Now, John will take you through financials highlights for the fourth quarter and fiscal year.

John Anderson

Thanks Mike. Good morning, everyone. I will be touching on the combined results of the FYE and etailz segments. The breakout of the segments was included in our press release. For the fourth quarter our net income was $7.9 million or $0.22 per diluted share as compared to a net income of $9.9 million or $0.32 per diluted share in the fourth quarter of last year.

The decrease in net income was primarily driven in the FYE segment by a 6.9% decline in comparable store sales and 120 basis points decline in gross profit, partially offset by a $5.2 million reduction in expenses. Adjusted EBITDA as presented in note 1 of our press release was $10.8 million for the fourth quarter of 2016 as compared to $11.8 million for the same period last year. Total revenue increased 20% compared to last year to $147 million for the quarter driven by $36 million from etailz.

Now let me touch on our annual results. Total revenue increased 4% to $354 million compared to $340 million in fiscal 2015 driven by $40 million in revenue from etailz for the Post Acquisition Period. Adjusted EBITDA was $6.6 million as compared to $8 million for the same period last year.

For the year, our net income including a $7 million tax benefit and $3.1 million in costs related to our acquisition of etailz was $2.8 million or $0.09 per diluted share as compared to net income of $2.7 million or $0.09 per diluted share in 2015. Cash and cash equivalents at the end of the fiscal 2016 were $28 million compared to $104 million at the end of last year. The primary use of cash was $65 million related to the acquisition and operation of etailz.

Additional uses of cash included technology enhancements, the repurchase of shares, investment in our new and remodeled stores and the chain wide rollout of new marketplace fixtures to support the shift in our merchandising assortment. Inventory, including $16 million from etailz, was $126 million at the end of fiscal 2016 versus $120 million at the end of fiscal 2015.

Excluding the impact of etailz, inventory per square foot was $69 at the end of fiscal 2016, the same level as last year. We ended the year with 284 stores and 1.6 million square feet in operation versus last years 299 stores and 1.7 million square feet.

Now, Scott will take you through our merchandising sales highlights.

Scott Hoffman

Thanks, John. Good morning. I will now review our results by category for the FYE segment. Comparable sales for our FYE segment for the quarter were down 6.9% versus last year. For the year comparable store sales declined 3.6%. In our trend category, comp sales increased 18% for the quarter. We continue to take advantage of opportunities to strengthen our assortment, shift our inventory mix, and improve our product presentation and value proposition.

Trend represented 38% of our business for the quarter compared to 29% last year. For the year comp sales for trend increased 31%. Trend represented 32% of our business for the year compared to 22% last year. For the quarter electronics comp sales increased 1%. Electronics represented 15% of our business for the quarter compared to 13% last year. For the year comp sales for electronics also increased 1% and represented 11% of our business for the year compared to 9% last year.

Video comp sales declined 20% for the quarter. Video represented 28% of our business during the quarter compared to 33% last year. For the year comp sales for video declined 15%. Video represented 34% of our business during the year compared to 43% last year. Music comp sales declined 22% for the quarter. The music category represented 18% of our business for the quarter compared to 22% last year. For the year comp sales for music declined 16%. The music category represented 22% of our business for the year compared to 26% last year.

Both the video and music categories were impacted by weaker new releases this year compared to last year. While these categories continue to decline, they still represent 56% of our business. We are focused on providing our loyal customers a strong selection in these categories.

Now, I’ll turn it back over to Mike.

Michael Feurer

Thank you, Scott. The etailz acquisition represents a significant step forward in our reinvention. We believe the rapid growth of marketplace sales will continue and is clear evidence of the vibrant long-

term trends underway in retailing. With etailz contributing a quarter of our sales and trending upward our business is correctly positioned for growth.

Our strategy for 2017 will focus on embracing changing consumer preferences, reallocating our resources and enhancing our capabilities to better serve our customers in the channel of their choice. Our progress onboarding digital and marketing talent, accelerated through the etailz acquisition will enable the Company to continue to build upon its credibility with fans of entertainment and pop culture.

Trans World is growing and diversifying through re-platforming and upgrading our digital foundation, collaborating with entertainment partners, embracing a data and development approach, and immediately immersing into the vibrant digital marketplace. etailz’s expertise and marketplace leadership, coupled with FYE’s experience in the entertainment category, unlocks a unique opportunity for Trans World to engage, compete, and thrive.

We will continue to deliver on our vision to maximize the tools and capabilities we’ve constructed, acquired and are developing to capitalize on the opportunity to create a next-generation 360 degree consumer commerce model.

Now I would like to open the call for questions.

Question-and-Answer Session

Operator

Thank you. [Operator Instructions] Our first question comes from the line of Michael Hess with Hess Investments. Please go ahead with your questions.

Michael Hess

Hi. I was hoping you can give us a little more detail on the quarter for etailz. Just to give us an idea of the growth that took place in the fourth quarter versus last year?

John Anderson

Yes. Overall, etailz was up about 30% for the year. They were up 10% on the topline for Q4.

Michael Hess

And is the fourth quarter by far their best quarter or is it less seasonal than our business?

John Anderson

It is less seasonal than our business, but it does have a seasonality to it.

Michael Hess

Thank you very much.

John Anderson

Your Welcome

Operator

Thank you. [Operator Instructions] Our next question comes from the line of William Meyers with Miller Asset Management. Please go ahead with your question.

William Meyers

Hi. Yes, you used the term unlock potential, I think referring to etailz and FYE. Can you give us a little bit of detail, I mean in my imagination that something like etailz helping to sell the physical product that’s in your stores or warehouses. Is that right?

Michael Feurer

Hi, William. It’s Michael. Great question. Without getting into too many specifics, we did reveal that we are going to be operating etailz as a standalone business. I think that is very prudent, but at the same time there are synergies that we will be unlocking. There are things like – the things you mentioned, but vendor access as an example or costing or even a corporate data approach and in the future trend identification, I mean these are just a couple of the things that we’re already unlocking through this relationship.

William Meyers

Okay. If I could just follow-up on that, tell me about trend identification?

Michael Feurer

Again, without getting into too many specifics about the underlying technology, it is a data driven approach and a data driven merchandising approach that etailz engages in. And so through that data approach and algorithms et cetera they do identify trending opportunities in the marketplace.

William Meyers

Okay. Thanks. It sounds good.

End of Q&A

Operator

Okay. Thank you. I would like to turn the call back to management for closing comments.

Michael Feurer

Thank you, Brenda. I would like to thank you for your time today. We look forward to talking to you about our first quarter 2017 results in May. Thank you everyone.

Operator

Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. And thank you for your participation.